UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Soliciting Material Pursuant to §240.14a-12

EQUITY INNS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EQUITY INNS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2006

     We cordially invite you to attend the annual meeting of shareholders of Equity Inns, Inc. (the “Company”) to be held at the Homewood Suites hotel, 7855 Wolf River Boulevard, Germantown, Tennessee, on Thursday, May 11, 2006 at 10:00 a.m., Central Standard Time. At this meeting, you and our other shareholders will be able to vote on the following:
1.	The election of two Class III directors to serve on our Board of Directors until our annual meeting of shareholders in 2009, or until their successors have been duly elected and qualified;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of our Company for the year ending December 31, 2006; and

3.	Any other business that may properly come before our annual meeting and any adjournments of our annual meeting.
     As part of this Notice of Annual Meeting, we attach a proxy statement containing further information about our annual meeting and the proposals described above.
     You may either vote in person or by proxy. Please see the attached proxy statement for more details on how you can vote. If you cannot attend our annual meeting, we urge you to complete and return promptly the enclosed proxy card in the enclosed self-addressed envelope for your shares to be represented and voted at our annual meeting in accordance with your instructions. Of course, if you attend our annual meeting, you may withdraw your proxy and vote your shares in person.
     Only shareholders of record at the close of business on Wednesday, March 15, 2006 will be entitled to vote at our annual meeting or any adjournment of our annual meeting.
     Your vote is very important to us!

BY ORDER OF THE BOARD OF DIRECTORS:

J. MITCHELL COLLINS, Secretary
Memphis, Tennessee
April 7, 2006

EQUITY INNS, INC.
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2006

GENERAL INFORMATION
VOTING
PROPOSAL 1: THE ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS
CORPORATE GOVERNANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OWNERSHIP OF OUR COMMON STOCK
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON COMPENSATION DECISIONS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

GENERAL INFORMATION
Our Board of Directors is soliciting your proxy for use at our annual meeting of shareholders to be held at our Homewood Suites hotel, 7855 Wolf River Boulevard, Germantown, Tennessee, on Thursday, May 11, 2006 at 10:00 a.m., Central Standard Time and at any adjournments of our annual meeting. You are invited to attend our annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to instruct another person to vote your shares on your behalf at our annual meeting. For this purpose, we enclose one blank proxy card for your use.
The mailing address of our principal executive office is c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138.
This proxy statement and the accompanying proxy card and Notice of Annual Meeting are being mailed to our shareholders on or about April 7, 2006.
Purposes of Our Annual Meeting
The purposes of our annual meeting are: (1) to elect two Class III directors to serve on our Board; (2) to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2006; and (3) to transact any other business that may properly come before our annual meeting and any adjournments of our annual meeting. Our Board knows of no matters, other than the election of directors and the ratification of our appointment of independent accounts, to be brought before our annual meeting.
This Proxy Solicitation
There are two parts to this proxy solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you information that you may find useful in deciding how to vote.
Proxies are being solicited by and on behalf of our Board, and the solicitation of proxies is being made primarily by the use of the mails. We will bear the cost of preparing and mailing this proxy statement and the accompanying material and the cost of any supplementary solicitations which may be made by mail, telephone, telegraph or personally by our officers and employees who will not be additionally compensated for their activities. We have retained Corporate Communications, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation of proxies at a fee of approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses.
No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. This proxy statement does not constitute the solicitation of a proxy, in any jurisdiction, from anyone to whom it is unlawful to make such proxy solicitation in that jurisdiction. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.
VOTING
Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting
Our Board has fixed the close of business on Wednesday, March 15, 2006 as the record date for determining which of our shareholders are entitled to receive notice of, and to vote at, our annual meeting. You will be entitled to receive notice of, and to vote at, our annual meeting and any adjournments of our annual meeting, only if you were a shareholder of record at the close of business on the record date. At the close of business on our record date of March 15, 2006, we had issued and outstanding 54,429,850 shares of our common stock, which are entitled to vote at our annual meeting. We also had issued and outstanding on that date 3,450,000 shares of our 8.75% Series B Cumulative Preferred Stock and 2,400,000 shares of our 8.00% Series C Cumulative Preferred Stock, none of which is entitled to vote at this annual meeting. See “Required Votes.”

How to Vote Your Shares and How to Revoke Your Proxy
How to Vote. You may vote your shares at our annual meeting in person or if you cannot attend our annual meeting in person or you wish to have your shares voted by proxy even if you do attend our annual meeting, you may vote by duly authorized proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card.
By completing and returning the proxy card and by following the specific instructions on the card, you will direct the designated persons (known as “proxies”) to vote your shares at our annual meeting in accordance with your instructions. Our Board has appointed Howard A. Silver and J. Mitchell Collins to serve as the proxies for our annual meeting.
Your proxy card will be valid only if you sign, date and return it before our annual meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares in favor of the election of the two nominees for Class III directors and in favor of the ratification of the appointment of Pricewaterhouse-Coopers LLP as the Company’s independent accountants for 2006. If the nominee for election to our Board is unable to serve—which we do not anticipate—or if any other matters are properly raised at the annual meeting, then either Messrs. Silver or Collins, as the designated proxies, will vote your shares in accordance with his best judgment.
In voting by proxy card as to the election of directors, you may either (1) vote in favor of one or both nominees or (2) withhold your votes as to one or both of the nominees. In voting by proxy card as to the ratification of the appointment of PricewaterhouseCoopers LLP, you may either (1) vote in favor of ratification, (2) vote against ratification or (3) abstain. Abstentions will be treated as set forth below. You may not vote for persons other than Robert P. Bowen and Joseph W. McLeary in the election of directors.
If you cannot attend our annual meeting, we ask you to vote, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in the name of a broker or other intermediary, you may vote and revoke a previously submitted vote only through, and in accordance with, procedures established by the record holder(s) or their agent(s).
How to Revoke a Proxy. If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our annual meeting by any of the following actions:
•	by notifying our Secretary in writing that you would like to revoke your proxy,

•	by completing a proxy with a later date and by returning it to us at or before the annual meeting, or

•	by attending our annual meeting and voting in person. (Note, however, that your attendance at our annual meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in-person at our annual meeting to revoke an earlier proxy.)
If you choose either of the first two means to revoke your proxy, you must submit either your notice of revocation or your new proxy card to our mailing address listed on page 1 of this proxy statement.
If your shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how to revoke your proxy instructions.
Required Votes
Voting Rights. You are entitled to one vote for each share of our common stock that you hold. Shares of each of our Series B and Series C Cumulative Preferred Stock do not have voting rights as to the election of directors or ratification of the appointment of independent accountants. Therefore, if you hold shares of either of our Series B or Series C Cumulative Preferred Stock, you are not entitled to vote any of those shares at our annual meeting on (1) the election of our directors, or (2) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants. Cumulative voting of our shares is not permitted.
Quorum Requirements. Under Tennessee law and our charter and bylaws, a majority of votes entitled to be cast at the annual meeting, represented in person at the annual meeting or by proxy, will constitute a quorum for the consideration of the election of the nominees for Class III directors, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants and for any other matter to properly come before our annual meeting.
Vote Required. A plurality of all the votes cast voting in favor of the nominee will elect each nominee for Class III director. The affirmative vote of a majority of all the votes cast is required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company.
Abstentions and Broker Non-Votes. No specific provisions of the Tennessee Business Corporation Act or our charter or bylaws address the issue of abstentions or broker non-votes. Abstentions will not be counted “for” or “against” proposals, but will be counted for the purpose of determining the existence of a quorum.
Under applicable New York Stock Exchange rules (the exchange on which our common stock is traded), brokers holding shares for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.”
“Broker non-votes” will not be counted as votes cast for a proposal, but will be counted only for the purpose of determining the existence of a quorum.
Because the election of directors and the ratification of the appointment of independent accountants are routine matters for which specific instructions from beneficial owners are not required under the NYSE’s rules, no “broker non-votes” will arise in the context of voting for the nominees for Class III directors or the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants.
If you do not vote your shares, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of directors and ratification of the appointment of PricewaterhouseCoopers LLP, or (2) leave your shares unvoted.
To be certain that your shares are voted at our annual meeting, we encourage you to provide instructions to your brokerage firm by voting your proxy.
PROPOSAL 1:
THE ELECTION OF DIRECTORS
Election of Nominees for Class III Directors
At our annual meeting, our shareholders will vote on the election of two Class III directors. For information on our continuing Class I and II directors, see “Our Board of Directors” beginning on page 5.
Our Corporate Governance and Nomination Committee has recommended to our Board as nominees, and our Board has nominated, Robert P. Bowen and Joseph W. McLeary for election to our Board. Messrs. Bowen and McLeary are both current members of our Board. If elected, Messrs. Bowen and McLeary will serve as Class III directors for three-year terms that expire at our annual meeting of shareholders in 2009. You will find below a brief biography of each nominee. See also “Ownership of Our Common Stock” beginning on page 11 for information on their holdings of our common stock.
If either nominee becomes unavailable or unwilling to serve as a director for any reason, the persons named as proxies in the proxy card are expected to consult with our management in voting the shares represented by them and will vote in favor of any substitute nominee or nominees approved by our Board. Our Board has no reason to doubt the availability of either of the nominees for Class III director. Each of the nominees has expressed his willingness to serve as a Class III director if elected by our shareholders at our annual meeting.
Our Board recommends that you vote FOR the election of each nominee for Class III director.

Nominees for Election as Class III Directors
(Terms to Expire 2009)

ROBERT P. BOWEN, age 64	Mr. Bowen is a retired partner of Arthur Andersen LLP, and from 1980 to 1998, he was partner-in-charge of the Audit practice of Andersen’s Memphis and Little Rock offices. For more than 25 years, he specialized in the hospitality/hotel and entertainment industry, and was a member of Andersen’s worldwide hospitality industry team. Mr. Bowen joined Andersen in 1968, after receiving his MBA degree from Emory University. He retired from Andersen in 1999. Mr. Bowen is a director of Gaylord Entertainment Company (NYSE: GET) and Strategic Hotels & Resorts, Inc. (NYSE: BEE). Mr. Bowen has been a director of our Company since May 2004.

Mr. Bowen serves as our Audit Committee financial expert as that term is defined in the rules promulgated by the SEC.

Committees: Audit (Chairman); Compensation

JOSEPH W. McLEARY, age 66	Mr. McLeary is a private investor and Vice Chairman of the Board of Imperial Management Corporation, a property and casualty insurance company. He is also a part-time employee of Wunderlich Securities, Inc. From 1997 to 1999, he served as Chairman of Executive Financial Services, Inc., a private financial consulting and benefits administration firm. From 1987 to 1997, he was Chairman and Chief Executive Officer of Midland Financial Group, Inc., a publicly-owned automobile insurance company. From 1984 to 1987, he was president of McLeary & Co., a company organized to manage a privately held investment fund engaged in the acquisition of small businesses in the Memphis, Tennessee area. From 1969 to 1983, he was President and Chief Financial Officer and a Director of Cook International, Inc., a publicly owned agricultural commodities firm. Before 1969, he was employed by the Federal Reserve Bank of Atlanta. Mr. McLeary has been a director of our Company since February 1994.
Committees: Corporate Governance and Nomination (Chairman)

OUR BOARD OF DIRECTORS
Our charter divides our Board into three classes as nearly equal in number as possible, with each class serving a three-year term. One class of directors is elected by our shareholders at each annual meeting. Our Board has determined that five to nine directors are needed to provide oversight for our Company. Today, the Board constitutes six members, four of whom are independent as determined by our Board under the rules promulgated by the NYSE. The Board may seek additional qualified members. At our annual meeting, as discussed above, our shareholders will vote on the two nominees for Class III director. The remaining members of our Board will continue as members of our Board until their respective terms expire, as indicated below, or until their successors are duly elected and qualified. We provide below a brief biography of each of our Class I and II incumbent directors.

Incumbent Directors – Class I
(Term Expiring 2007)

PHILLIP H. McNEILL, SR., age 67	Phillip H. McNeill, Sr. has served as our Chairman of the Board of Directors and Chief Executive Officer since our Company was founded in 1993. In January 2005, Mr. McNeill, Sr. became non-executive Chairman and Mr. Silver assumed the role of Chief Executive Officer. Mr. McNeill, Sr. has been Chairman and President of McNeill Investment Company, Inc. since 1977. From 1963 to 1977, he served in various capacities, including President and Chief Executive Officer with Schumacher Mortgage Company, Inc., a mortgage banking firm and subsidiary of Time, Inc. Mr. McNeill, Sr. has served as President and Director of the Memphis Mortgage Bankers Association and the Tennessee State Mortgage Bankers Association. He has been a past director of National Commerce Financial Corporation (NYSE: NCF) and Interstate Hotels Corporation (NYSE: IHR), a member and Vice Chairman of the Board of Trustees of Rhodes College, a trustee of Wetlands America Trust, Inc. and a past member of the Board of Visitors of the University of Memphis. Mr. McNeill, Sr. is the father of Phillip H. McNeill, Jr., our Executive Vice President of Development.

Committees: None

RAYMOND E. SCHULTZ, age 72	Mr. Schultz is Chairman, President and Chief Executive Officer of RES Investments LLC. He served as Chairman of the Board and Chief Executive Officer of Promus Hotel Corporation from August 1997 to December 1998 and as Chairman of Promus Hotel Corporation’s Executive Committee from December 1997 to December 1998. Mr. Schultz served as President, Chief Executive Officer and a director of Promus Hotel Corporation from April 1995 through August 1997. From 1993 to 1995, he served as President and Chief Executive Officer of the Hotel Division of The Promus Companies Incorporated and was the President and Chief Executive Officer of Hampton Inn/Homewood Suites Hotel Division from

1991 to 1993. Mr. Schultz is a director of Choice Hotels International, Inc. (NYSE: CHH). Mr. Schultz has been a director of our Company since December 1998.
Committees: Audit; Compensation (Chairman); Corporate Governance and Nomination

Incumbent Directors – Class II
(Term Expiring 2008)

HARRY S. HAYS, age 70	Mr. Hays is a private investor. He served as the President and Chief Executive Officer of Allen & O’Hara Inc., a national commercial real estate firm with particular expertise in the development, construction and management of major hotel brands including Holiday Inns, Hampton Inns, Residence Inns, Spring Hill Suites and Marriott Courtyards, and Allen & O’Hara Construction Co., L.L.C. from 1980 until his retirement in 1998. He joined the legal department of Allen & O’Hara Inc. in 1964 and served from 1970 to 1972 as Secretary and Assistant General Counsel and from 1972 to 1980 as a Director and Vice President and General Counsel. From February 1995 to February 1999, Mr. Hays was a member of the Board of Directors of The Residence Inn Association and served as chairman of its technology committee. Mr. Hays has been a director of our Company since September 1999.

Committees: Audit; Compensation; Corporate Governance and Nomination

HOWARD A. SILVER, age 51	Howard A. Silver is our President and Chief Executive Officer, positions he has held since January 2005. From June 1998 until December 2004, Mr. Silver served as our President and Chief Operating Officer. Mr. Silver joined our Company in May 1994 and has served in various capacities, including Executive Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of our Company until June 1998. From 1992 until joining our Company, Mr. Silver served as Chief Financial Officer of Alabaster Originals, L.P., Memphis, Tennessee, a fashion jewelry wholesaler. From 1978 to 1985, Mr. Silver was a certified public accountant with the national accounting firm of Coopers & Lybrand L.L.P., from 1985 to 1987, Mr. Silver served as Vice President of Finance of Fogelman Properties, Inc., Memphis, Tennessee, an apartment management company, and from 1987 to 1992, Mr. Silver was employed as a certified public accountant with the national accounting firm of Ernst & Young. He has been a certified public accountant since 1980. Mr. Silver has been a director of our Company since December 1998. Mr. Silver is a director of Capital Lease Funding, Inc. (NYSE:
LSE) and Great Wolf Resorts, Inc. (NASDAQ: WOLF). Mr. Silver serves as the financial expert for the Audit Committee of Capital Lease Funding, Inc. Mr. Silver is also on the Board of Managers of GHII, LLC, a private furniture and equipment contract in which we own a 45% interest. Mr. Silver is also Treasurer of Ridgeway Country Club.
Committees: None
CORPORATE GOVERNANCE
Independence of Our Board of Directors
Our charter and the listing standards of the NYSE require that a majority of our directors must be independent directors. Our Board of Directors has adopted categorical standards to assist the Board in evaluating the independence of each of the directors. The categorical standards describe various types of relationships that could potentially exist between a Board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the director exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent. A director shall not be independent if within the preceding three years:
•	the director was employed by the Company;

•	an immediate family member of the director was an executive officer of the Company;

•	the director received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the director’s continued service);

•	an immediate family member of the director received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on the director’s immediate family member’s continued service);

•	the director was affiliated with or employed by the present or former internal or external auditor of the Company;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by the present or former internal or external auditor of the Company;

•	the director was employed as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee;

•	an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executive officers serves on that company’s compensation committee;

•	the director was an executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; or

•	an immediate family member of the director was an executive officer or an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.
Under these criteria, our Board has determined that the following members of our Board are independent: Robert P. Bowen, Harry S. Hays, Joseph W. McLeary and Raymond E. Schultz. We presently have six directors, including these four independent directors.
Committees and Meetings of Our Board of Directors
Board Meetings. We operate under the general management of our Board as required by our bylaws and the laws of Tennessee, our state of incorporation. Our Board met five (5) times during 2005. All of the Board members attended as least 75% of the scheduled Board and committee meetings.
Executive Sessions of Our Non-Management Directors. As provided for in our Corporate Governance Guidelines, the non-management directors of our Board meet in regularly scheduled executive sessions that exclude members of the management team. During these meetings, the non-management directors determine who presides over the meeting’s agenda and related discussion topics. The non-management directors have the opportunity to appoint a Chairman to preside over these meetings, and the Chairman may also rotate from time to time. Shareholders and other interested persons may contact this committee in writing by mail c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138, Attn: Non-Management Directors. All such letters will be forwarded to our non-management directors.
Audit Committee. Our Board has established an Audit Committee, which consists of Messrs. Bowen, Hays and Schultz, with Mr. Bowen serving as its Chairman. Our Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, and under the listing standards of the NYSE. The Audit Committee operates under a written charter adopted by our Board. Among other duties, this Committee:
•	reviews and discusses with management and our independent public accountants our financial reports, financial statements and other financial information,

•	oversees the Company’s internal audit function,

•	makes decisions concerning the appointment, retention, compensation, evaluation and termination of our independent public accountants,

•	reviews with our independent public accountants the scope and results of the audit engagement,

•	approves all professional services provided by our independent public accountants,

•	reviews the independence, experience, performance and independence of our independent public accountants,

•	considers the range of audit and non-audit fees,

•	reviews the adequacy of our internal accounting and financial controls, and

•	reviews any significant disagreements among the Company’s management and our independent public accountants in connection with preparation of the Company’s financial statements.
Our Audit Committee met nine (9) times during 2005. For more information, please see “Report of the Audit Committee” on page 26.
Compensation Committee. Our Board has also established a Compensation Committee, which consists of Messrs. Schultz, Hays and Bowen, with Mr. Schultz serving as its Chairman. Our Board has determined that each of the Compensation Committee members is independent, as that term is defined by the NYSE. The Compensation Committee operates under a written charter adopted by our Board. Among other duties, this Committee:
•	determines our executive officers’ compensation,

•	establishes salaries of and awards of performance-based bonuses to our executive officers, and

•	determines awards of restricted stock and stock option grants to our officers and employees under our stock plans.
The Compensation Committee met five (5) times during 2005. For more information, please see

“Compensation Committee Report on Executive Compensation” beginning on page 14.
Corporate Governance and Nomination Committee. Our Board has established a Corporate Governance and Nomination Committee, which consists of Messrs. McLeary, Schultz and Hays, with Mr. McLeary serving as its Chairman. Our Board has determined that each of the Corporate Governance and Nomination Committee members is independent, as that term is defined by the NYSE. The Corporate Governance and Nomination Committee operates under a written charter adopted by our Board. Among other duties, this Committee:
•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board, and

•	oversees the evaluation of our Board and management.
The Corporate Governance and Nomination Committee did not meet during 2005. Board nominations were provided for through a written consent of this Committee.
Other Committees. From time to time, our Board may form other committees as circumstances warrant. Those committees will have such authority and responsibility as delegated to them by our Board.
Availability of Corporate Governance Materials. Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Corporate Governance and Nomination Committee, our Corporate Governance Guidelines and our Code of Ethics, on our Internet website under “Corporate Governance” at www.equityinns.com. Information on our website is not and should not be considered a part of this proxy statement.
Director Nominations
Corporate Governance and Nomination Committee. The Corporate Governance and Nomination Committee performs the functions of a nominating committee. The Corporate Governance and Nomination Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending director candidates for nomination by our Board. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Corporate Governance and Nomination Committee with respect to identifying and evaluating the director candidates.
Director Candidate Recommendations and Nominations by Shareholders. The Corporate Governance and Nomination Committee’s charter provides that the Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Corporate Governance and Nomination Committee through the method described under “Communications With Our Board” below. In addition, any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures summarized in “Shareholders’ Proposals for Our 2007 Annual Meeting” below.
Process For Identifying and Evaluating Director Candidates. The Corporate Governance and Nomination Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Corporate Governance and Nomination Committee will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the Board’s needs.
Communications with Our Board
Our Board has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to the Corporate Governance and Nomination Committee or to specified individual directors in writing c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138. All such letters will be forwarded to our Board, the Corporate Governance and Nomination Committee or any such specified individual directors.
Shareholder Proposals for Our 2007 Annual Meeting
Our Board will provide for presentation of proposals by our shareholders at the annual meeting of shareholders for 2007, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals.
Shareholders intending to submit proposals for presentation at our annual meeting of shareholders, tentatively scheduled for May 10, 2007, must submit their proposals in writing and we must receive these proposals at our executive offices on or before December 14, 2006 for inclusion in our proxy statement and the form of proxy relating to our 2007 annual meeting. We will determine whether we will oppose inclusion of any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 14, 2006 for inclusion in our proxy materials for our 2007 annual meeting of shareholders.
In order for a shareholder to nominate a candidate for director, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 120 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting, i.e., December 14, 2006 for the 2007 annual meeting of shareholders.
In addition, if a shareholder intends to present a matter for a vote at our 2007 annual meeting of shareholders, other than by submitting a proposal for inclusion in our proxy statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. These requirements are separate from the requirements a shareholder must meet to have a proposal included in our proxy statement.
Director Attendance At Annual Meeting
We have adopted a policy that encourages directors to attend our annual meeting of shareholders. All of our directors attended the 2005 annual meeting of shareholders.
Contributions to Charitable Entities
During 2005, we did not make any cash donations to charitable entities on which one of our directors or executive officers sits as a board member or serves as an executive officer.
Compensation of Directors
Our Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. The key elements of director compensation are a cash retainer, committee chair fees, and equity-based grants. It is our Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of our Board and our shareholders.
Retainer/Fees. In 2005, each independent director received $25,000 annually, payable $6,250 quarterly, and also $1,000 for each Board meeting attended and $750 for each committee meeting attended. The Audit Committee Chairman received an additional $5,000, the Compensation Committee Chairman received an additional $3,500 and the Corporate Governance and Nomination Committee Chairman received an additional $3,500. In late 2005, the Compensation Committee engaged an independent compensation consultant to analyze our Board’s compensation as compared to other hotel REITs and hospitality companies. Based on the results of this study, in March 2006, our Board approved changes to its compensation as reflected below. The revised fee structure is designed to compensate our Board based on the median compensation being received by the other boards in the defined peer group. Consequently, each independent director now receives $25,000 annually, payable $6,250 quarterly, and also $1,250 for each Board meeting attended and $1,000 for each committee meeting attended. The Audit Committee Chairman receives an additional $7,500 annually, the Compensation Committee Chairman receives an additional $5,500 annually and the Corporate Governance and Nomination Committee Chairman receives an additional $5,000 annually.
Directors who elect to be paid in shares of common stock receive performance shares having a market value equal to 125% of the cash that they would otherwise receive.
We also reimburse independent directors for out-of-pocket expenses incurred in connection with their service on our Board.
Equity-based Compensation. Each of our independent directors now receives an annual stock award of $25,000 effective the date of our first Board meeting after each annual meeting of our shareholders. On becoming an independent director, each director receives 5,000 restricted shares vesting at 1,000 shares annually. All of the restricted shares previously granted to our independent directors have vested, except for 4,000 restricted shares held by Mr. Bowen. Mr. Bowen’s shares were granted to him in February 2005 and vest ratably through May 2009.
Executive Deferred Compensation Plan. Our independent directors and our Chairman may also defer receipt of all or a part of their compensation under our Executive Deferred Compensation Plan. Deferred compensation is payable at the times specified by the director in a deferral election form. Amounts may be payable, for example, on termination of service as a director or attaining a certain age. See “Executive Compensation — Additional Compensation Arrangements” as described herein.
Chairman of the Board. We pay our non-executive Chairman, Mr. Philip H. McNeill, Sr., an annual retainer of $250,000, plus $50,000 of annual restricted stock. The restricted stock vests over ratable periods through 2008. Mr. McNeill, Sr. served as our Chairman and Chief Executive Officer from our founding in 1993 until January 2005.
Fiscal Year 2005 Retainer and Additional Fees
The following table sets forth the retainer and other fees received by our non-executive directors during 2005:

		Stock	Committee		Total
Director	Retainer	Grant	Chair Fees	Meeting Fees	Compensation
Phillip H. McNeill, Sr.	$250,000	$50,000	$—	$—	$300,000

Robert P. Bowen	31,250	10,000	6,250	19,125	66,625

Harry S. Hays	26,563	10,000	—	15,062	51,625

Joseph W. McLeary	31,250	10,000	4,375	8,031	53,656

Raymond E. Schultz	31,250	10,000	4,375	19,125	64,750

Note – Messrs. Bowen, McLeary and Schultz elected to receive shares of our common stock as part of their Board compensation, thus entitling them to receive 125% of the cash that they would otherwise receive.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under federal securities laws, our directors, executive officers and any persons beneficially owning more than 10% of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by our directors and executive officers during 2005.
Based solely upon our review of the reports and amendments to those reports furnished to us or written representations from our directors and executive officers that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by our directors and executive officers during 2005.
OWNERSHIP OF OUR COMMON STOCK
We summarize below the beneficial ownership of our common stock, as of February 28, 2006, except where noted, by (1) each person or group beneficially owning more than five percent (5%) of our Company’s common stock, (2) each of our directors and our director nominees, (3) each of our named executive officers and (4) all of our directors, our director nominees and our named executive officers as a group. A person generally “beneficially owns” shares if he or she, directly or indirectly, has or shares either the right to vote those shares or dispose of them. Unless otherwise indicated in the accompanying footnotes, all of the shares of our common stock listed below are owned directly, and the indicated person has sole voting and investment power. The address for each individual listed below is: c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, TN 38138.

	AMOUNT AND NATURE
NAME OF	OF BENEFICIAL		PERCENT
BENEFICIAL OWNER	OWNERSHIP		OF CLASS
Phillip H. McNeill, Sr.	1,565,068	(1)(2)(3)	3.06%
Howard A. Silver	308,733	(2)(6)	*
Raymond E. Schultz	80,103	(5)	*
Joseph W. McLeary	36,886	(4)	*
Harry S. Hays	94,489	(7)	*
Robert P. Bowen	13,503	(10)	*
J. Mitchell Collins	106,903	(2)	*
Phillip H. McNeill, Jr.	142,342	(2)(8)	*
Richard F. Mitchell	85,888	(2)(11)	*
Edwin F. Ansbro	68,736	(2)	*
J. Ronald Cooper	110,272	(2)
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	4,333,080	(9)	8.02%
All directors and named executive officers as a	2,612,923 (6)(7)(8)(10)(11)	(1)(2)(3)(4)(5)	4.72%
group (eleven persons)

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Includes 830,584 shares issuable upon redemption of units of limited partnership interest in Equity Inns Partnership, L.P. held by Mr. McNeill or his affiliates, which may be tendered for redemption at the option of the holder at any time. The units are redeemable for cash or, at our sole option, shares of our common stock on a one-for-one basis. The total number of shares outstanding used in calculating the percentage of class for each beneficial owner assumes that none of the units held by other persons are redeemed for shares of our common stock. The total number of shares outstanding used in calculating the percentage of class for our directors, our director nominee and our named executive officers as a group assumes that all units held by each of the beneficial owners in this group are redeemed for shares of our common stock.

(2)	Includes shares of restricted stock. For 2004, the Compensation Committee granted shares of restricted stock to certain key officers as follows: 112,111 shares to Mr. McNeill, Sr.; 106,567 shares to Mr. Silver; 35,833 shares to Mr. Collins; 56,222 shares to Mr. McNeill, Jr.; 43,133 shares to Mr. Mitchell and 51,367 shares to Mr. Cooper. On the date of grant, these shares were to vest over three years for Mr. McNeill, Sr. and five years for all other executives, based on the achievement of certain adjusted funds from operations (“AFFO”) targets, as determined annually by our Compensation Committee, and by the Company’s total shareholder return for the respective periods as compared to a peer group that is determined by the Compensation Committee.

For 2005, the Compensation Committee granted shares of restricted stock to certain key officers as follows: 21,766 shares to Mr. Silver; 35,834 shares to Mr. Collins and 26,250 shares to Mr. Ansbro. The shares would vest over four years for Messrs. Silver and Collins and over five years for Mr. Ansbro, under a similar methodology as the 2004 grants.

In February 2006, the Compensation Committee approved the modification of certain vesting terms related to the above 2004 and 2005 grants. Pursuant to this modification of vesting terms, 60% of the grants will now vest after three years based on the achievement of certain AFFO targets and the Company’s total shareholder return targets for the respective cumulative period, 20% will now vest based on AFFO and total shareholder return targets in the fourth year and the remaining 20% will now vest based on AFFO and total shareholder return targets in the fifth year. All other provisions of the awards remain unchanged.

In February 2006, the Compensation Committee granted shares of restricted stock to certain key officers as follows: 59,041 shares to Mr. Silver; 28,044 shares to Mr. Collins; 16,236 shares to Mr. McNeill, Jr.; 16,236 shares to Mr. Mitchell; 16,236 shares to Mr. Ansbro and 13,333 shares to Mr. Cooper. These shares will vest after three years based on a graded scale of the Company’s total shareholder return for the respective period as compared to the total shareholder return of the NAREIT Hotel Index.

Each recipient of shares of restricted stock is entitled to vote and receive dividends as to unvested shares of restricted stock before their vesting but cannot dispose of the restricted stock before it vests. Any unvested shares of restricted stock at the time the recipient ceases to be an officer will be forfeited.

(3)	Includes (a) 14,705 shares owned by Mr. McNeill’s wife; (b) 554,906 shares issuable to Mr. McNeill and 275,678 shares issuable to Mr. McNeill through his ownership interests in McNeill Investment Co., Inc., upon the redemption of units of limited partnership interest in Equity Inns Partnership, L.P.; and (c) 15,218 shares owned by McNeill Investment Company, Inc. Mr. McNeill owns approximately 99%, and his son, Phillip H. McNeill, Jr., owns less than 1%, of the capital stock of McNeill Investment Company, Inc.

(4)	Includes 8,000 shares issuable upon the exercise of vested options granted to each director. Includes, with respect to Mr. McLeary, 1,000 shares owned by Mr. McLeary’s wife, but excludes 20,989 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Compensation of Directors.” Mr. McLeary may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(5)	Includes 9,000 shares issuable upon the exercise of vested options granted. Excludes 7,081 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Compensation of Directors.” Mr. Schultz may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(6)	Includes 1,640 shares owned by Mr. Silver’s wife. Includes 19,600 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Executive Compensation.” Mr. Silver may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

(7)	Includes 7,000 shares issuable upon the exercise of vested options granted under the Directors’ Plan.

(8)	Includes (a) 6,701 shares issuable upon redemption of units of limited partnership interests in Equity Inns Partnership, L.P. held by Mr. McNeill, Jr.; (b) 4,671 shares issuable to PHM Family L.L.C. upon redemption of units of limited partnership interest in Equity Inns Partnership, L.P., over which Mr. McNeill, Jr. exercises investment control; and (c) 660 unvested shares of restricted stock issued under the 1994 Stock Incentive Plan, vesting as follows: 660 shares in January 2006. The membership interests of PHM Family L.L.C. are owned one-third by M. Whitney McNeill, one-third by Hallie M. Ward and one-third by Mr. McNeill, Jr., the adult children of Phillip H. McNeill, Sr. and Mabel M. McNeill. Excludes 18,949 shares issuable on redemption of units in Equity Inns Partnership, L.P. and 15,218 shares held by McNeill Investment Co., Inc., in which Mr. McNeill, Jr. owns less than 1% of the capital stock. Mr. McNeill, Jr. is Executive Vice President––Development and is the son of Phillip H. McNeill, Sr., our Chairman of the Board of Directors and Chief Executive Officer.

(9)	As of December 31, 2005, based on information filed with the SEC in a Schedule 13-G. Includes affiliate holdings of Barclays Global Investors, NA.

(10)	Includes 4,000 shares of restricted stock issued, with vesting to occur ratably through 2009.

(11)	Includes 4,168 shares of our common stock for which a deferral election was made under the Executive Deferred Compensation Plan as described under “Executive Compensation.” Mr. Mitchell may not vote the deferred shares but will receive payments equal to the dividends he would have received if he had not deferred the shares, unless an election is made to defer the dividend equivalent payments as well.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Our Management
Our Company has entered into several transactions with affiliates of Phillip H. McNeill, Sr., Howard A. Silver and Phillip H. McNeill, Jr.
Office Space Lease. Effective December 17, 1998, Equity Inns Services, Inc., a wholly-owned subsidiary of our Company, entered into a commercial lease agreement with 64 Partnership, a partnership that is 25% owned by Mr. McNeill, Sr., under which we lease our office space at 7700 Wolf River Boulevard, Germantown, Tennessee. This office space is leased for an initial 120-month term for $13,238 per month through December 2008.
Furniture and Equipment Joint Venture. Effective January 1, 2002, our Company formed a joint venture, GHII, LLC, with one of our furniture and equipment contractors for the purpose of engaging in the sale of furniture and equipment to new third parties. Our Company has a 45% interest in, and two of our officers (Messrs. Silver and McNeill, Jr.) each have a 2-1/2% interest in the joint venture in lieu of receiving board compensation for sitting on the Board of GHII, LLC. Our Company accounts for all income and management fees received from this joint venture as a reduction of the furniture and equipment cost that we also purchase from our joint venture partner. In 2005, GHII, LLC distributed approximately $227,000 to our Company and approximately $14,300 to each of Messrs. Silver and McNeill, Jr. related to the 2004 fiscal year. Messrs. Silver and McNeill, Jr. intend to liquidate their interest in GHII, LLC during 2006.
Use of Airplane. Periodically, our Company uses an airplane that is majority owned by McNeill & Associates. Mr. McNeill, Sr. owns 100% of McNeill & Associates. For 2005, the Company paid McNeill & Associates approximately $9,000 in conjunction with the use of this airplane.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION ON COMPENSATION DECISIONS
No Compensation Committee interlocks or insider participation on compensation decisions exists. All members of the Compensation Committee are independent directors.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overview
The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our named executive officers, including determining salaries, performance-based bonuses and restricted stock and option awards. The Company’s compensation program has been designed for the purpose of compensating our executive officers in a manner: (1) commensurate with their positions and determined with reference to compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our Company, (2) that ties a significant portion of executive compensation to the Company’s achievement of pre-established financial objectives and the executive’s individual contributions to the achievement of those objectives and (3) that aligns the interests of our Company’s executive officers with those of our Company’s shareholders. Additionally, in order to provide greater transparency regarding executive compensation, for 2005 the Company has provided additional discussion surrounding executive compensation under proposed rules of the SEC.
The Compensation Committee seeks to attract and retain executive talent by offering competitive base salaries, annual incentive opportunities and the potential for long-term rewards with grants of restricted stock or stock options under our 1994 Stock Incentive Plan.
In 2004 and 2005, the Compensation Committee engaged independent compensation consultants, to, among other things, evaluate the base salaries, annual incentives and long-term incentives for all of our executive officers, as compared to other hotel REITs and hospitality companies. Based on the results of these studies, the Compensation Committee approved changes to the 2005 and 2006 base salaries, annual incentives and long-term incentives as discussed herein. The revised salaries and incentives are designed to compensate our executives based on the overall median compensation being received by similar executive positions in the defined peer groups.
Elements of Executive Compensation
Pursuant to our compensation program for executive officers, we focus on three specific elements of compensation: (1) base salary, (2) annual incentive and (3) long-term incentive compensation. These elements provide fixed income and variable compensation that is linked to the achievement of individual and corporate goals and the enhancement of value to our Company’s shareholders. In making its decisions with respect to each element of executive compensation, the Compensation Committee takes into consideration the impact on the total value of these elements for each executive and all executives as a group. The following discussion provides an overview of our approach to each of these elements.
Base Salary. Base salary represents the fixed component of our executive compensation system. The Compensation Committee annually reviews and determines the base salaries of the Chief Executive Officer and our other executive officers. Executives receive salaries that are within a range established by the Compensation Committee for their respective positions based on the compensation paid to similarly situated employees and officers of companies which the Compensation Committee deems to be comparable to our Company. Where each executive’s salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals. Salary adjustments are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.
Annual Incentives. Annual incentives exist in the form of bonuses available to each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. At the beginning of each year, the Compensation Committee establishes a target bonus for each executive and identifies performance measures for each executive to meet in order to receive the full bonus. For 2005, target bonuses ranged from 25% to 50% of annual base salary. Under this element of compensation, Company performance criteria included our total shareholder return as compared to a peer group of hotel REITs, adjusted funds from operations and certain acquisition, disposition, strategic, finance and other general corporate goals.
The National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) defines funds from operations, or FFO, as being net income or loss, computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of property, plus depreciation, and after adjustments for unconsolidated partnerships and joint ventures. To determine compensation, the Compensation Committee uses a definition of adjusted funds from operations, or AFFO, that further adjusts the NAREIT definition of FFO for other non-cash items, and such adjustments are described in detail in the Company’s year-end earnings press release that is furnished to the SEC. As a result of the Company’s focus on AFFO as a key performance metric, the Compensation Committee bases annual incentive decisions in part on the Company’s AFFO targets for the full year.
In order to encourage our executive officers to increase their ownership interest in our Company, executive officers have the option to receive all, or any portion of their annual bonus award in performance shares, with the balance payable in cash. Executive officers electing this option receive performance shares having a market value equal to 125% of the cash that they would otherwise receive.
Long-Term Incentives. The Compensation Committee believes that long-term incentives are important to motivate and reward our executives and employees for maximizing shareholder value over an extended period of time. Long-term incentives are provided primarily by grants of restricted stock under the 1994 Stock Incentive Plan, which is administered by the Compensation Committee. Performance criteria for vesting of restricted awards may include, among other things, the achievement of certain AFFO targets and the Company’s total shareholder return as compared to certain hotel REIT peers or a relative index.
In 2004, based on the recommendations of an independent compensation consultant, the Compensation Committee granted shares of restricted stock under its long-term incentive plan to certain key executives, including Phillip H. McNeill, Sr., Howard A. Silver, J. Mitchell Collins, Phillip H. McNeill, Jr., Richard F. Mitchell and J. Ronald Cooper. These shares were to vest at the end of a three-year performance period (2004-2006) for Mr. McNeill, Sr., and a five-year performance period (2004-2008) for all other executives. These shares were to vest based on the achievement of certain AFFO targets, as determined annually by the Compensation Committee, and by the Company’s total shareholder return for the respective three and five-year terms as compared to a peer group that is determined by the Compensation Committee. In 2005, the Company made similar grants of shares of restricted stock to Mr. Silver and Mr. Collins. These shares were to vest at the end of 2008 based on the achievement of the same performance goals measured over the same 2004-2008 performance period, as described above. In 2005, the Company also made a grant of restricted stock to Edwin F. Ansbro. These shares were to vest at the end of a five-year performance period (2005-2009) based on the achievement of certain AFFO and total shareholder return targets similar in methodology to the above restricted stock grants.
In 2005, another independent compensation consultant determined, based on competitive practice, that a three-year performance period was more typical for these types of restricted stock awards. In reaching this conclusion, the consultant examined existing practices at hotel REITs and other hospitality companies. In addition, the consultant’s view was that a three-year performance period tends to have more motivational value because payouts are more closely linked in time with performance. Based on this information, the Compensation Committee has decided that going forward, new long-term incentive awards will probably have a three-year performance period.
Further, in February 2006, based in part on the independent compensation consultant’s recommendations, the Compensation Committee made the following changes to a portion of each of the awards: for the 2004 awards (other than for Mr. McNeill, Sr.) and for the 2005 awards, the Compensation Committee shortened the performance period to three years for 60% of the awards, to four years for 20% of the awards, and made no change to the performance period for the remaining 20% of the awards. The shares would vest at the end of the performance periods, as modified, respectively. As a result, of the total restricted shares granted to Messrs. Silver, Collins, McNeill, Jr., Mitchell and Cooper in 2004 and 2005, (i) 60% will vest in January 2007 if the Company achieves certain AFFO and total shareholder return targets for the three-year cumulative period (2004-2006), (ii) 20% will vest in January 2008 if the Company achieves certain AFFO and total shareholder return targets in 2007 and (iii) the remaining 20% will vest in January 2009 if the Company achieves certain AFFO and total shareholder return targets in 2008. For Mr. Ansbro, his restricted shares will vest (i) 60% in January 2008 if the Company achieves certain AFFO and total shareholder return targets for the three-year cumulative period (2005-2007), (ii) 20% in January 2009 if the Company achieves certain AFFO and total shareholder return targets in 2008 and (iii) the remaining 20% in January 2010 if the Company achieves certain AFFO and total shareholder return targets in 2009. The Compensation Committee concluded that the awards, as modified, would remain consistent with the Company’s business goals and the original intent of the awards and be more consistent with the ongoing approach. The Compensation Committee also considered the potential income tax and accounting implications of the modifications and concluded that the modifications would not have a material adverse affect on the Company.
All other provisions of the awards remain unchanged.
Executive Deferred Compensation Plan
Under our Executive Deferred Compensation Plan, participants may defer up to 100% of their base salary, bonus or both. We pay a matching contribution equal to the lesser of the amount deferred or 10% of base salary and bonus that is credited to each participant’s account. Participants may also defer unvested restricted shares of our common stock under our Executive Deferred Compensation Plan, although no matching contribution is made for these deferrals.
Compensation of the Chief Executive Officer
In devising an appropriate compensation package for Howard A. Silver, our CEO, the Compensation Committee is guided by our Company’s performance, competitive practices, and the Compensation Committee’s policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies. Appropriate adjustments in the compensation of our CEO are considered at the same time that we consider similar adjustments for our other executive officers.
Base Salary
2005
In creating Mr. Silver’s total cash compensation package for 2005, the Compensation Committee was guided by an independent compensation consultant based on a review of publicly available information as to the compensation of the CEOs of other hotel REITs and, to a lesser extent, to the compensation packages of similarly sized non-hotel REITs. Based upon such considerations, the Compensation Committee adopted and approved $385,000 as the appropriate base salary to be paid to Mr. Silver during 2005, a 20.4% increase over the prior year.

Part of this increase was attributable to Mr. Silver’s promotion to CEO in January 2005.
2006
In February 2006, the Compensation Committee approved a base salary increase for Mr. Silver to $450,000 for 2006, a 16.9% increase over the prior year. This increase was a direct result of the independent compensation consultant’s recommendations.
Annual Incentives
2005
In early 2005, the Compensation Committee determined that Mr. Silver would be eligible to receive an annual incentive bonus in an amount equal to up to 100% of a combined bonus pool for Messrs. Silver and Collins. The total combined bonus pool could equal 100% of the combined salaries of Messrs. Silver and Collins, or $611,000. This bonus would be based on the achievement of our Company’s ranking of total shareholder return as compared to a peer group of hotel REITs and the achievement of certain annual AFFO targets. In February 2006, the Committee awarded Mr. Silver an annual incentive bonus of $411,000 for 2005, which represents a payout of approximately 107% of his base salary. This bonus determination was made by the Compensation Committee due to the significant improvement of AFFO per diluted share achieved during 2005, representing a 34% increase over 2004, coupled with the Company achieving a number one ranking in total shareholder return as compared to its peer group. Mr. Silver elected to receive shares of our common stock in lieu of cash for 90% of his 2005 bonus, thus Mr. Silver received 125% of the residual bonus for a total of $503,475.
2006
In February 2006, based on a direct result of an independent compensation consultant’s recommendations, the Compensation Committee established certain goals upon which Mr. Silver’s 2006 performance bonus award will be based. Pursuant to this action of the Compensation Committee, Mr. Silver will have a target bonus of 100% of his annual base salary with a bonus range of 0% to 200% for 2006. For Mr. Silver’s 2006 annual incentive bonus, 75% will be based on achievement of certain levels of annual AFFO as a percentage of our Company’s AFFO budgeted targets, and 25% will be based on achievement of certain individual and corporate goals, each as determined by the Compensation Committee. Mr. Silver’s individual goals include, among others, improving the quality of our hotel portfolio, enhancing Company profitability and increasing our investor relations effort.
Long-Term Incentives
2005
In January 2005, in conjunction with Mr. Silver’s promotion to CEO, the Compensation Committee approved a grant to Mr. Silver of 21,766 shares of restricted stock having a fair market value of $238,120 on the date of grant. This grant represents the long-term incentive element of our executive compensation plan for 2005. As discussed above, this grant will now vest (i) 60% after three years based on the achievement of AFFO and total shareholder return targets for our Company for the three-year cumulative period, (ii) 20% after four years based on the achievement of AFFO and total shareholder return targets for our Company in the fourth year, and (iii) 20% after five years based on the achievement of AFFO and total shareholder return targets for our Company in the fifth year.
2006
In February 2006, based on a direct result of the independent compensation consultant’s recommendations, the Compensation Committee approved a grant to Mr. Silver of 59,041 shares of restricted stock having a fair market value of $951,151 on the date of grant. This 2006 restricted stock award will vest at the end of 2008. Vesting will be based on our Company’s total shareholder return for that three-year period as a percentile of the NAREIT Hotel Index for the same period. The vesting schedule is based on our Company’s total shareholder return as compared to a graded scale from the 40th percentile to the 75th percentile of the total shareholder return of the NAREIT Hotel Index. If we achieve a total shareholder return equal to the median percentile of the total return of the NAREIT Hotel Index, then 100% of the restricted shares listed above will vest. If we achieve a total shareholder return equal to or greater than the 75th percentile of the total return of the NAREIT Hotel Index, then 150% of the restricted shares listed above will vest. None of the restricted shares listed above will vest if we achieve a total shareholder return of less than the 40th percentile of the total return of the NAREIT Hotel Index or if Mr. Silver is no longer employed by us at the end of 2008. These shares will also vest if there is a change of control of our Company (See

“Executive Compensation — Employment Contracts”). The terms of the 2006 restricted stock awards are the same for all of the executive officers.
Mr. Silver has the right to vote and receive dividends on all restricted stock shares awarded to him in 2005 and 2006.
Compensation of the Remaining Named Executive Officers
Base Salary
2005
In devising appropriate compensation packages for each of Messrs. Collins, McNeill, Jr., Mitchell and Ansbro, the Compensation Committee followed the recommendations of an independent compensation consultant, under a methodology consistent with Mr. Silver. Using this approach, the Compensation Committee adopted and approved, as the appropriate base salary to be paid to each of our remaining named executive officers during 2005, as follows: Mr. Collins ($226,000); Mr. McNeill, Jr. ($177,000); Mr. Mitchell ($175,000) and Mr. Ansbro ($175,000).
2006
In February 2006, based on a direct result of an independent compensation consultant’s recommendations, the Compensation Committee approved increases in base salaries for 2006 as follows: Mr. Collins ($285,000); Mr. McNeill, Jr. ($225,000); Mr. Mitchell ($225,000) and Mr. Ansbro ($200,000).
Annual Incentives
2005
In early 2005, the Compensation Committee determined that each of Messrs. Collins, McNeill, Jr., Mitchell and Ansbro would be eligible to receive annual incentive bonuses and established the conditions for the payment of these awards. Pursuant to this determination by the Compensation Committee, Mr. Collins was eligible to receive an annual incentive bonus in an amount equal to up to 100% of a combined bonus pool for Messrs. Silver and Collins, or $611,000. The total combined bonus pool could equal 100% of the combined salaries of Messrs. Silver and Collins. Mr. Collins’ bonus would be based on the achievement of our Company’s ranking of total shareholder return as compared to a peer group of hotel REITs and the achievement of certain annual AFFO targets. With respect to Messrs. McNeill, Jr., Mitchell and Ansbro, the Compensation Committee determined each would be eligible to receive an annual incentive bonus in an amount equal to up to 50% of his annual base salary for 2005, based on the achievement of certain predetermined corporate and individual goals for each of these officers, including, among other things, acquisition and disposition targets, strategic positioning of assets, refurbishment projects at certain of our hotels and general corporate goals. In February 2006, the Compensation Committee awarded annual incentive bonuses for 2005 for each of these named executive officers as follows: Mr. Collins ($200,000); Mr. McNeill, Jr. ($81,000); Mr. Mitchell ($87,500) and Mr. Ansbro ($70,000). Mr. Collins’ bonus was based on the same methodology as Mr. Silver discussed above. Messrs. Collins and Mr. McNeill, Jr. elected to receive shares of our common stock in lieu of cash for a portion of their 2005 bonus, thus entitling them to receive 125% of the residual bonuses for a total of $222,500 and $101,250, respectively.
2006
In February 2006, based on a direct result of an independent compensation consultant’s recommendations, the Compensation Committee established certain goals upon which the remaining named executive officers’ annual incentive bonuses for 2006 will be based. Pursuant to this action of the Compensation Committee, Mr. Collins will have a target bonus of 60% of his annual base salary with a bonus range of 0% to 120% for 2006. For 2006, Mr. Collins’ annual incentive bonus will be similar to Mr. Silver, whereby 75% will be based on achievement of certain levels of annual AFFO as a percentage of our Company’s AFFO budgeted targets, and 25% will be based on achievement of certain individual and corporate goals, each as determined by the Compensation Committee. With respect to Messrs. McNeill, Jr., Mitchell and Ansbro, each will have a target bonus of 50% of his annual base salary with a bonus range of 0% to 100%, and each will be based 50% on the achievement of certain levels of annual AFFO as a percentage of our Company’s AFFO budgeted targets and 50% on the achievement of certain individual and corporate goals. For 2006, corporate and individual goals include, among other, things, acquisition and disposition targets, capital structure improvement, improving the quality of our hotel portfolio, refurbishment projects at certain of our hotels and general corporate goals.

Long-Term Incentives
2005
In January 2005, the Compensation Committee approved grants of 35,834 and 26,250 shares of restricted stock having a fair market value of $390,591 and $308,175 on the date of grant to Messrs. Collins and Ansbro, respectively, pursuant to the long-term incentive element of our executive compensation plan. As discussed above, these grants will now vest (i) 60% after three years based on the achievement of AFFO and total shareholder return targets for our Company for the three-year cumulative period, (ii) 20% after four years based on the achievement of AFFO and total shareholder return targets for the Company in the fourth year, and (iii) 20% after five years based on the achievement of AFFO and total shareholder return targets for our Company in the fifth year.
2006
In February 2006, based on a direct result of an independent compensation consultant’s recommendations, the Compensation Committee approved grants of restricted stock to each of the remaining named executive officers as follows: Mr. Collins (28,044 shares having a fair market value of $451,789); Mr. McNeill, Jr. (16,236 shares having a fair market value of $261,562); Mr. Mitchell (16,236 shares having a fair market value of $261,562) and Mr. Ansbro (16,236 shares having a fair market value of $261,562). These 2006 restricted stock awards have the same terms as those set forth above for Mr. Silver.
Tax Implications
Although none of our executive officers receives annual compensation in excess of $1 million, we continue to study the cap on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. We have taken steps to allow for the grant of stock options and certain other stock incentive awards that qualify as performance-based compensation exempt from the cap.
The Compensation Committee considers the anticipated tax treatment to our Company and our executive officers when reviewing executive compensation and our Company compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect deductibility of compensation.
This report has been submitted by members of the Compensation Committee for our 2005 fiscal year.
February 7, 2006
Raymond E. Schultz (Chairman)
Robert P. Bowen
Harry S. Hays

EXECUTIVE COMPENSATION
The following tables set forth information regarding the compensation of our Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer (collectively, the “named executive officers”). These tables should be read in conjunction with the “Compensation Committee Report on Executive Compensation” beginning on page 14. Certain of the following tables are prescribed by the rules of the SEC. We have also included additional tables that are not required by SEC rules, in order to provide our shareholders with additional information concerning the compensation of our named executive officers.
Summary Compensation Table
We summarize below the compensation paid or accrued for the fiscal years ended December 31, 2005, 2004 and 2003, respectively, to each of our named executive officers:

					Long-Term
					Compensation
					Awards
		Annual Compensation			Restricted Stock	All Other	Total
	Year	Salary	Bonus(1)	Other(2)	Awards(5)	Compensation(6)	Compensation
Howard A. Silver	2005	$385,000	$503,475	$83,285	$238,120	$79,600	$1,289,480
President and Chief	2004	319,700	309,768	59,055	1,007,058	57,257	1,752,838
Executive Officer	2003	308,300	214,375	9,672	—	48,330	580,677

J. Mitchell Collins(3)	2005	226,000	222,500	45,867	390,591	42,600	927,558
Executive Vice	2004	205,904	134,375	18,633	338,622	59,027	756,561
President, Chief Financial Officer, Secretary and Treasurer

Phillip H. McNeill, Jr.	2005	177,000	101,250	36,404	—	17,700	332,354
Executive Vice	2004	168,700	33,700	30,691	531,298	—	764,389
President of Development	2003	162,700	31,400	3,900	—	2,486	200,486

Richard F. Mitchell	2005	175,000	87,500	27,713	—	26,250	316,463
Senior Vice President	2004	129,400	26,000	27,260	407,607	15,540	605,807
of Asset Management	2003	124,800	24.900	1,676	—	14,970	166,346

Edwin F. Ansbro(4)	2005	175,000	70,000	16,800	308,175	17,500	587,475
Senior Vice President of Real Estate

(1)	In accordance with the 1994 Stock Incentive plan, our executive officers can elect to have all or part of their bonuses paid in performance shares of our common stock. Officers making this election receive shares having a market value equal to 125% of the cash that they would otherwise receive. For 2005, 2004 and 2003, our named executive officers made the following elections for performance shares:

					Fair Market
			Gross	Net Number	Value at
Name	Year Earned	Date of Grant	Number of Shares	of Shares(i)	Date of Grant
Mr. Silver:	2005	2/01/06	28,701	20,006	$462,375
	2004	2/16/05	25,400	17,630	284,487
	2003	1/23/04	21,260	20,504	196,875
Mr. Collins	2005	2/01/06	6,983	6,592	112,500
Mr. McNeill, Jr.	2005	2/01/06	6,285	4,131	101,250

(i)	Officers may elect to take net shares after income tax withholding.

(2)	Includes dividends paid or accrued to our executives based on restricted stock held at year-end. Dividends are paid based on the same rate as the dividends on shares of our common stock.

(3)	Mr. Collins joined our Company as Executive Vice President, Chief Financial Officer, Treasurer and Secretary effective January 23, 2004. Mr. Collins received an annualized salary in 2004 of $215,000.

(4)	Mr. Ansbro joined our Company as Senior Vice President of Real Estate, effective January 1, 2005.

(5)	The amounts appearing in the Restricted Stock Awards column represent the value of restricted stock awards granted based on the closing sale price for shares of our common stock on the date of the grant. No discount has been taken to reflect risk of forfeiture if vesting requirements are not met or for restrictions on transferability. In 2005, the Compensation Committee granted shares of restricted stock to certain named executive officers as follows: 21,766 shares to Mr. Silver; 35,834 shares to Mr. Collins and 26,250 shares to Mr. Ansbro. On the date of grant, these shares were scheduled to vest over four years for Messrs. Silver and Collins and over five years for Mr. Ansbro based on the achievement of certain AFFO targets, as determined annually by our Compensation Committee, and by the Company’s total shareholder return for the respective four and five year terms as compared to a peer group that is determined by the Compensation Committee. In 2004, the Compensation Committee granted shares of restricted stock to certain named executive officers as follows: 106,567 shares to Mr. Silver; 35,833 shares to Mr. Collins; 56,222 shares to Mr. McNeill, Jr. and 43,133 shares to Mr. Mitchell. Of the total restricted shares granted to Messrs. Silver, Collins, McNeill, Jr. and Mitchell in 2005 and 2004, (i) 60% will vest in January 2007 if the Company achieves certain AFFO and total shareholder return targets for the three-year cumulative period (2004-2006); (ii) 20% will vest in January 2008 if the Company achieves certain AFFO and total shareholder return targets in 2007 and (iii) the remaining 20% will vest in January 2009 if the Company achieves certain AFFO and total shareholder return targets in 2008. For Mr. Ansbro, his restricted shares will vest (i) 60% in January 2008 if the Company achieves certain AFFO and total shareholder return targets for the three-year cumulative period (2005-2007); (ii) 20% in January 2009 if the Company achieves certain AFFO and total shareholder return targets in 2008 and (iii) the remaining 20% in January 2010 if the Company achieves certain AFFO and total shareholder return targets in 2009. All other provisions of the awards remain unchanged. No restricted stock awards were granted in 2003. The recipients have the right to vote and receive dividends as to all unvested shares of restricted stock.

Each of the named executive officers has entered into a change in control agreement with our Company that provides for accelerated vesting of our restricted stock in the instance the officer’s employment is terminated following a change in control or potential change in control, as defined in the agreements. See the section following entitled “Employment Contracts.”

(6)	These amounts primarily relate to cash contributions made by the Company on behalf of our executive officers related to the Company’s Executive Deferred Compensation Plan. Under our Executive Deferred Compensation Plan, participants may defer up to 100% of their base salary, bonus or both. We pay a matching contribution equal to the lesser of the amount deferred or 10% of base salary and bonus that is credited to each participant’s account. Participants may also defer unvested restricted shares of our common stock under our Executive Deferred Compensation Plan, although no matching contribution is made for these deferrals. For 2004, includes a $25,000 relocation allowance for Mr. Collins.
Grants of Performance-Based Awards
As part of the long-term incentive element of our executive compensation program, we may award shares of restricted stock to all or certain of our named executive officers on an annual basis that are subject to certain performance conditions. The following table provides information regarding our 2005 restricted stock awards to certain named executive officers:

		Amount of
	Performance-	Consideration		Performance or	Estimated Future Payouts(2)
	Based Stock	Paid		Other Period	50%	100%	125%
Name	Awards (#)	for Award	Grant Date	Until Vesting	Threshold	Target	Maximum
Howard A. Silver	21,766	$—	January 2005	(1)	$119,060	$238,120	$297,650
J. Mitchell Collins	35,834	$—	January 2005	(1)	195,296	390,591	488,239
Edwin F. Ansbro	26,250	$—	January 2005	(1)	154,088	308,175	385,219

(1)	On the date of grant, these shares were scheduled to vest over four years for Messrs. Silver and Collins and over five years for Mr. Ansbro based on the achievement of certain AFFO targets, as determined annually by our Compensation Committee, and by the Company’s total shareholder return for the respective four and five year terms as compared to a peer group that is determined by the Compensation Committee. In February 2006, the Compensation Committee approved the modification of certain vesting terms related to these 2005 grants. Pursuant to this modification, 60% of the grants will now vest after three years based on the achievement of the AFFO targets and the Company’s total shareholder return targets for the respective cumulative period, 20% will now vest based on AFFO and total shareholder return targets in the fourth year and the remaining 20% will now vest based on AFFO and total shareholder return targets in the fifth year. All other provisions of the awards remain unchanged.

(2)	Threshold represents the minimum amounts payable for a certain level of performance; target represents the amounts payable if the specified performance targets are achieved; and maximum represents the maximum amounts payable under the plan. Amounts are based on the value of the restricted stock awards based on the closing sale price for shares of our common stock on the date of the grant.
Option Exercises and Restricted Stock Vested
The following table sets forth information with respect to previous restricted stock awards to our named executive officers that vested during the year ended December 31, 2005:

			Grant Date Fair Value
			Previously Reported in
	Number of Shares	Value Realized	Summary
Name	Acquired on Vesting	Upon Vesting(1)	Compensation Table(2)
Howard A. Silver	5,200	$70,460	$32,817
J. Mitchell Collins	—	—	—
Phillip H. McNeill, Jr.	2,140	28,997	14,075
Richard F. Mitchell	888	12,032	6,940
Edwin F. Ansbro	—	—	—

(1)	Value realized upon vesting is determined by multiplying the number of shares of restricted stock that vested during 2005 by $13.55, the closing sale price for our common stock on December 30, 2005.

(2)	Reflects initial fair market value as previously reported in prior proxy filings.
Outstanding Equity Awards
The following table lists the undistributed portions of all restricted stock awards previously awarded to our named executives as of February 28, 2006. Performance-based restricted stock awards are reflected in the table below at target payout amounts. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Number of	Market Value
Name	Unvested Shares(1)	of Unvested Shares(2)
Howard A. Silver	187,374	$2,904,297
J. Mitchell Collins	99,711	1,545,521
Phillip H. McNeill, Jr.	72,458	1,123,029
Richard F. Mitchell	59,369	920,220
Edwin F. Ansbro	68,736	1,065,408

(1)	The vesting terms related to 2005 and 2004 grants were modified in February 2006. Pursuant to this modification, 60% of the grants will now vest after three years based on the achievement of certain AFFO targets and the Company’s total shareholder return as compared to a peer group that is determined by the Compensation Committee for the respective cumulative period, 20% will now vest based on AFFO and total shareholder return targets in the fourth year and the remaining 20% will now vest based on AFFO and total shareholder return targets in the fifth year. All other provisions of the awards remain unchanged.

(2)	Value is determined by multiplying the number of unvested shares of restricted stock by $15.50, the closing sale price for our common stock on February 28, 2006.
Additional Compensation Arrangements
Employment Contracts. Our Company has entered into change in control agreements with our executive officers, including Messrs. Silver, Collins, McNeill, Jr., Mitchell, and Ansbro. These agreements provide benefits upon termination of employment following a change in control or a potential change in control of our Company, as defined in the agreements. The agreements provide that these executives will receive severance payments and other benefits if their employment terminates within 18 months of a change in control, or during the period beginning with a potential change in control and ending on the earlier of (1) a reversal of the events constituting the potential change in control, or (2) 18 months after the change in control to which the potential change in control relates. Benefits are only paid if the executive’s employment is terminated by our Company without cause, the executive voluntarily resigns his employment because of a diminution in duties, functions or compensation, or due to certain other changes in the executive’s employment conditions.

The severance payments are based on (a) a multiple of the average of the rates of base salary in effect for the executive (1) immediately before termination, (2) 12 months before termination, and (3) 24 months before termination plus (b) the average of the bonuses paid or earned for up to the three fiscal years before the year in which employment terminates. The multiple of average compensation used for Messrs. Silver and Collins is three, and for Messrs. McNeill, Jr., Mitchell and Ansbro, two.
The agreements also call for payment of:
•	unpaid base salary and prorated bonus for the year of termination,

•	unpaid bonus for the immediately preceding fiscal year,

•	accelerated vesting of certain awards under the 1994 Stock Incentive Plan and other non-tax-qualified benefits,

•	a payment equal to any portion of a benefit under a tax-qualified defined contribution plan forfeited as a result of the executive’s termination,

•	continued insurance benefits for 18 months, and

•	payment of any other benefits accrued through the termination date.
To the extent the executive incurs an excise tax under Section 4999 of the federal income tax laws as a result of a payment under the agreement or any other payment owed the executive by our Company or any affiliate, our Company will indemnify the executive for that liability, including certain additional taxes attributable to the initial excise tax indemnification payment. The agreements place restrictions on each executive’s ability to use or disclose confidential information, solicit our employees to terminate their employment with our Company, or interfere with our Company’s hotel development opportunities.
In the event that payment of benefits were triggered under these change in control agreements as of February 28, 2006, the named executive officers would have received the following severance payments:

		Vesting of
	Cash Severance	Restricted Stock(1)	Total Severance(2)
Howard A. Silver	$2,215,474	$2,904,297	$5,119,771

J. Mitchell Collins	1,294,469	1,545,521	2,839,990

Phillip H. McNeill, Jr.	524,523	1,123,099	1,647,622

Richard F. Mitchell	478,356	920,220	1,398,576

Edwin F. Ansbro	583,156	1,065,408	1,648,564

(1)	The above amounts represent the target vesting goals of restricted stock. Executive officers could receive additional common shares based on certain predefined performance objectives being achieved at the time of a change in control.

(2)	Such amounts under each executive’s change of control agreement would require lump-sum distribution. Such amounts do not include reimbursement of any excise tax that may be triggered under a change in control.

Executive Deferred Compensation Plan. Under our Executive Deferred Compensation Plan, participants may defer up to 100% of their base salary, bonus or both. We pay a matching contribution equal to the lesser of the amount deferred or 10% of base salary and bonus that is credited to each participant’s account. Participants may also defer unvested restricted shares of our common stock under our Executive Deferred Compensation Plan, although no matching contribution is made for these deferrals.
The following table sets forth information regarding the Company’s Executive Deferred Compensation Plan for each of our named executive officers:

	Executive			Aggregate
	Contributions	Contributions by	Aggregate	Withdrawals/	Aggregate Balance at
	in 2005	Company in 2005	Earnings in 2005	Distributions	December 31, 2005
Howard A. Silver	$98,850	$79,600	$75,320	$—	$1,095,855
J. Mitchell Collins	42,600	42,600	7,972	—	124,696
Philip H. McNeill, Jr.	17,700	17,700	23,055	—	272,582
Richard F. Mitchell	30,962	26,250	15,442	—	296,063
Edwin F. Ansbro	—	—	—	—	—

PERFORMANCE GRAPH
The following graph compares the change in our shareholder return on our common stock for the period December 31, 2000 through December 31, 2005, with the changes in the S&P 500, the Russell 2000 Index and the SNL Securities Hotel REIT Index for the same period. The SNL Securities Hotel REIT Index is comprised of 19 publicly traded REITs focusing on investments in hotel properties.
The graph assumes a base index value of 100 for our common stock and each index for comparative purposes. Total return equals appreciation in stock price plus dividends paid, and assumes that all dividends are reinvested.
Equity Inns, Inc.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Equity Inns, Inc.	100.00	117.74	115.45	186.57	255.21	309.70
Dow Jones Industrial Average	100.00	94.56	80.37	103.10	108.57	110.44
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
SNL Hotel REITS Index	100.00	93.50	92.24	120.37	159.67	175.32

Source: SNL Financial LC
We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to its future share performance.
The performance comparisons noted in the graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this graph by reference, and shall not otherwise be deemed filed under such acts.
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our Company’s independent accountants for the year ending December 31, 2006. Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval or disapproval of the Audit Committee’s action in appointing PricewaterhouseCoopers LLP as the independent accountants of our Company. If our shareholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

We expect that a representative of Pricewaterhouse-Coopers LLP will be present at our annual meeting, where the representative will be afforded an opportunity to make a statement and to respond to questions.
Our Board recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2006.
REPORT OF THE AUDIT COMMITTEE
The three-person Audit Committee’s primary function is to assist the Board of Directors of Equity Inns, Inc. in fulfilling certain of the Board’s oversight responsibilities to our shareholders by reviewing the financial reports and other financial information provided by our Company to any governmental body (including the SEC) or the public; our Company’s internal control systems regarding finance, accounting, legal compliance and ethics that management and the Board have established; and our Company’s auditing, accounting and financial reporting processes in general. The Audit Committee is entirely composed of directors who meet the SEC’s and NYSE’s independence and experience requirements for audit committee membership.
We have met with our independent auditors and management to discuss the respective duties and responsibilities set forth under our Audit Committee’s charter.
Management is primarily responsible for the financial statements and the reporting process, including our Company’s internal controls system. The Company’s independent auditors are responsible for performing an independent audit of our financial statements in conformity with generally accepted accounting principles and are ultimately accountable to our Audit Committee and to the Board.
The Audit Committee has reviewed the audited financial statements in our Company’s Annual Report on Form 10-K for 2005 with management, including discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of financial statement disclosures, and we have reviewed and discussed these financial statements with the independent auditors.
We have also reviewed with the independent auditors their judgments as to the quality of our Company’s accounting principles and such other matters as are required to be discussed with our Audit Committee under generally accepted auditing standards. In addition, our committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), as modified or supplemented. Our Audit Committee has also received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and we have discussed with the independent auditors the independent auditor’s independence from our Company.
We relied on the reviews and discussions referred to above. Based on this reliance, we have recommended to the Board, and the Board has approved, that the audited financial statements for the year ended December 31, 2005 be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC. We have further approved the appointment of PricewaterhouseCoopers LLP as our Company’s independent auditors for our fiscal year ending December 31, 2006.
March 6, 2006
Robert P. Bowen (Chairman)
Harry S. Hays
Raymond E. Schultz
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP has served as independent public accountants and auditors for our Company and our subsidiaries for our fiscal year ended December 31, 2005 and will continue to serve as our auditors for our fiscal year ending December 31, 2006, unless this is changed by action of our Audit Committee.

Fees. During 2005 and 2004, Pricewaterhouse-Coopers LLP billed the following amounts to us in connection with its performance of the following services for our Company:

Fee Type	Fees Billed
	2005	2004
Audit Fees(1)	$679,461	$516,000
Audit-Related Fees(2)	267,048	275,062
Tax Fees(3)	—	15,580

Total Fees	$946,509	$806,642

(1)	For professional services and travel-related expenses rendered for the Company’s 2005 and 2004 Section 404 audit as required by the Sarbanes-Oxley Act of 2002, and the audit of our annual financial statements included in our Form 10-K filing and for quarterly reviews of our financial statements included in our Form 10-Q filings for the fiscal year.

(2)	For 2005, includes professional services and travel-related expenses rendered in conjunction with the preparation of a prospectus supplement and a comfort letter in connection with a common stock offering of the Company. Also includes professional services and travel-related expenses rendered in conjunction with the preparation of a comfort letter in connection with a proposed debt offering. Also includes professional services and travel-related expenses rendered in conjunction with several audits related to certain acquisitions completed during 2005 that were filed by the Company under a Form 8-K. For 2004, includes professional services and travel-related expenses rendered in conjunction with the preparation of two prospectus supplements and two comfort letters in connection with two common stock offerings of the Company. Also includes professional services and travel-related expenses rendered in conjunction with several audits related to certain acquisitions completed during 2004 that were filed by the Company under a Form 8-K.

(3)	For tax preparation and compliance.
Our Board’s Audit Committee has determined that the provision of non-audit services performed by PricewaterhouseCoopers LLP during the two years ended December 31, 2005 is compatible with maintaining PricewaterhouseCoopers’ independence from us as our independent public accountants.
The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors. Unless a type of service to be provided by the independent auditors has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee.
The Audit Committee has delegated authority to pre-approve all audit and non-audit services to the Chairman of the Committee, provided such services do not, in the aggregate, exceed $100,000 in any quarter. The Chairman shall report any pre-approval decisions promptly to the Audit Committee no later than at its next quarterly meeting. The Audit Committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent accountants.
The Audit Committee’s pre-approval procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. For pre-approval, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the chairman of the Audit Committee.
The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent auditors and to determine whether these services are in compliance with the pre-approval policy.
OTHER MATTERS
Our Board currently does not intend to bring before our annual meeting any matter other than the election of directors and the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our Company’s independent public accountants, as specified in the notice to shareholders, and our Board has no knowledge of any other matters to be brought before our annual meeting. If any other matters requiring a vote of our shareholders are properly brought before our annual meeting, the enclosed proxies will be voted on such matters in accordance with the judgment of the persons named as proxies in those proxies, or their substitutes, present and acting at the meeting.

We will provide to each record holder or beneficial owner of our common stock entitled to vote at our annual meeting, on written request to J. Mitchell Collins, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, at 7700 Wolf River Boulevard, Germantown, Tennessee 38138, telephone (901) 754-7774, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and financial statement schedules filed with the SEC.
Copies of our Securities Exchange Act reports and filings are available by hyperlink on our Internet website, at www.equityinns.com. Information on or connected to our website is not and should not be considered part of this proxy statement. Paper copies of such reports and filings are also available, free of charge, upon request to our Secretary at the address provided in the preceding paragraph.

BY ORDER OF THE BOARD OF DIRECTORS:

J. MITCHELL COLLINS, Secretary

April 7, 2006

c/o Stock Transfer Department
Post Office Box 105649
Atlanta, GA 30348

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è

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ê Please fold and detach card at perforation before mailing. ê

ANNUAL MEETING OF SHAREHOLDERS—May 11, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Howard A. Silver and J. Mitchell Collins, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Stock of the undersigned in Equity Inns, Inc. at the Annual Meeting of Shareholders to be held at the Homewood Suites Hotel, 7855 Wolf River Parkway, Germantown, Tennessee, on Thursday, May 11, 2006 at 10:00 a.m. Central Time, and at any adjournments thereof.

Dated:	, 2006

Signature	Title

Signature	Title

Please sign name exactly as it appears on the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

EQUITY INNS, INC.	PROXY
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals One and Two.

1.	ELECTION OF DIRECTORS (“PROPOSAL ONE”)
CLASS III—TERMS EXPIRING 2009

☐ FOR EACH OF THE TWO NOMINEES LISTED BELOW

		(1) Robert P. Bowen	(2) Joseph W. McLeary

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL THE NOMINEES LISTED ABOVE

2.	APPROVAL OF PRICEWATERHOUSECOOPERS AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006. (“PROPOSAL TWO”)

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before the meeting.
[Please sign and date on reverse side of this proxy.]